EXCLUSIVE DISTRIBUTION AGREEMENT

This Distribution Agreement ("Agreement") is hereby made and entered into this 24th day of October, 2012 (the "Effective Date"), by and between One Media Partners, Inc, a Delaware corporation, with its principal location at 13520 Oriental Street, Rockville, MD 20853 USA ("Manufacturer") and A.B. Distributing, Inc., an Illinois corporation, with its principal location at 3170 North Kennicott Avenue, Arlington Heights, Illinois 60004 USA ("Distributor") (each individually a "Party" and together the "Parties").

1. APPOINTMENT TERMS

1.1 Appointment. Subject to the terms of this Agreement, Manufacturer hereby appoints Distributor as, and Distributor accepts appointment as, a distributor of Manufacturer's products and Distributor agrees to use commercially reasonable efforts to sell, market and promote its products.

1.2 Exclusivity.

(a) Distributor is hereby appointed as Manufacturer's Exclusive (as defined herein) Distributor for the Resellers, as listed in Exhibit A, and Manufacturer agrees to conduct all of its sales to Resellers only through Distributor, until and unless any such Reseller requests to do business with Manufacturer otherwise.

(b) "Exclusive" shall mean that Manufacturer shall not directly sell to, or indirectly sell through another distributor, wholesaler, dealer or reseller, its products to Resellers. In the event Manufacturer receives requests for information relating to, or purchase orders for its products from Resellers, Manufacturer shall promptly forward such requests or orders to Distributor.

1.3 Distributor's Right to Distribute Other Products. During the term of this Agreement and afterwards, Distributor shall have the right to manufacture, market, distribute and sell any and all products, regardless of whether such products compete with its products.

1.4 Compliance With Law. Manufacturer shall comply with the laws and regulations which govern its business, and Distributor shall do the same. Manufacturer shall obtain and maintain all regulatory authorizations required for the sale of its products and shall provide Distributor with written evidence of such actions. Manufacturer shall be responsible for all costs and expenses incurred in this regard. Manufacturer shall make available to Distributor complete copies of all applications and all registrations and approvals obtained therefrom relating to the Products and provide Distributor with any other information or materials it requests to enable Distributor to sell Manufacturer's products to Resellers.

1.5 Quality Control & Product Compliance. Manufacturer agrees to maintain ongoing quality assurance and testing procedures sufficient to satisfy applicable regulatory requirements. Manufacturer shall be responsible for responding to all product complaints, including whatever response may be required to any governmental or certification authority.

1.6 Confidentiality. The Parties acknowledge that by reason of their relationship to each other hereunder, each shall have access to certain information and materials concerning the other's business, plans, customers, technology, and/or products that is confidential and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. Except as required in order to perform its obligations hereunder, each party agrees that it shall not use in any way for its own account or the account of any third

party, nor disclose to any third party, any such confidential information revealed to it by the other party and shall take reasonable precautions to protect the confidentiality of such information during the term of this Agreement.

1.7 Confidentiality Exceptions. The provisions of Paragraph 1.6 shall not apply to confidential information to the extent that:

(a) such information was generally known or was otherwise in the public domain prior to the disclosure hereunder, or becomes so known subsequent to such disclosure through no fault of the receiving party;

(b) such information was received without restriction from a third party not under an obligation to the non-receiving party not to disclose it and otherwise not in violation of the non-receiving party's rights; or

(c) such information is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the disclosing party shall provide prompt notice thereof to the non-disclosing party to enable such party to seek a protective order or otherwise prevent such disclosure.

(d) such information was developed independently by the Parties without use of the confidential information of the disclosing party

(e) such information was known by a party prior to its disclosure by the other party.

2. PRODUCT ORDERS

2.1 Orders and Acceptances. Distributor will initiate all orders for products through a written Purchase Order submitted to Manufacturer ("Purchase Order").. The Purchase Order shall set forth the details for the order of products. Specific delivery commitments will be made and agreed upon in writing at the time that a Purchase Order is placed with Manufacturer. In accepting a Purchase Order, Manufacturer will provide written confirmation of the Purchase Order to Distributor and will advise Distributor of the anticipated product shipment date.

2.2 Fulfillment of Purchase Orders. Manufacturer will use commercially reasonable efforts to fill all Purchase Orders promptly upon acceptance. Once a shipment tracking number is known, Manufacturer will provide Distributor with the shipment tracking number applicable to the Purchase Order. All shipments shall be shipped FOB to a single Destination per Purchase Order.

2.3 Product Discontinuance. Manufacturer shall announce, in writing, any discontinuations of its products no sooner than two (2) months prior to the product's discontinuance.

2.4 Return of Products. Manufacturer will accept returns of product from Distributor within ninety (90) days from the date Distributor receives the returned products and Distributor shall obtain a Return Merchandise Authorization ("RMA") from Manufacturer prior to shipping Products back to Manufacturer.

2.5 Stock Rotation. Distributor may rotate once per quarter slow and non-moving inventory.

3. PRICING TERMS AND PAYMENTS

3.1 Pricing. Manufacturer shall provide Distributor with its current price list for its products, and Manufacturer will provide Distributor updated price lists when any update to the price list occurs (collectively the "Price List"). Manufacturer's current Price List is attached hereto and incorporated herein as Exhibit B. For all accepted Purchase Orders, Distributor shall pay to Manufacturer the prices specified in the Purchase Order, which shall be the purchase price established on the then current Price List at the time the Purchase Order was made, less any applicable discounts. Manufacturer may add new products or delete products from the Price List, in Manufacturer's sole discretion.

3.2 Price Changes & Protection. Manufacturer may adjust pricing on the Price List in its sole discretion. Manufacturer will use reasonable efforts to announce any changes by providing sixty (60) days prior written notice to Distributor before such changes become effective. Price protection will be given to all products on hand at and in transit to Distributor's warehouse within thirty (30) days of any new Price List reductions. Distributor shall provide Manufacturer with a listing of all products to be price protected within thirty (30) days of the published new Price List reductions issued by Manufacturer for Distributor to be eligible for price protection.

3.3 Payment. Except as agreed to in writing by the Parties, Distributor shall tender payment for Manufacturer's products 2% 15, Net 30 from date of the Manufacturer's invoice by company check, credit card, wire transfer or cashier's check. Manufacturer shall not issue an invoice for the balance due to Distributor until product has shipped to Distributor.

4. TERM AND TERMINATION

4.1 Term. This Agreement shall commence upon the Effective Date and will continue for 12-months thereafter (the "Initial Term" or "Term"). After the Initial Term, this Agreement will automatically renew for additional successive 12-month terms, unless terminated in accordance with Paragraph 4.2 or 4.3.

4.2 Termination For Fault With Right To Cure. Either party may terminate this Agreement in the event the other party materially breaches its obligations under this Agreement by giving the breaching party written notice describing the breach in detail and giving the breaching party sixty (60) days to cure the breach. If the breach has not been cured within the sixty days' notice period, then the party giving notice of breach may immediately terminate the Agreement.

4.3 Other Termination. Manufacturer may terminate this Agreement after 36 (thirty-six) months by written notice to Distributor in the event Distributor has not purchased and taken delivery of 100,000 (One-Hundred Thousand) units of Manufacturer's products within the preceding 12 month period, excluding any units of Manufacturer's products that have been returned to Manufacturer or that Manufacturer has issued credit or price protection for.

4.4 No Liability for Termination. Except as required by law, if either Party terminates this Agreement in accordance with any of the terms of this Agreement, neither Party shall be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, anticipated sales, or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or

Distributor. Termination will not relieve either Party of any obligations incurred prior to the effective date of the termination.

4.5 Product Buy Back. Upon Termination of this Agreement by Manufacturer, Manufacturer shall buy back from Distributor any unsold inventory of its products in Distributor's possession or control that Distributor purchased from Manufacturer.

5. INFRINGEMENT, PRODUCT LIABILITY & INDEMNIFICATION

5.1 Infringement. In the event Distributor receives a claim that any product or any part thereof infringes on the patent, copyright, or trademark rights of others, Distributor shall immediately notify Manufacturer in writing of all such claims. Manufacturer shall defend or settle such claims, procure for Distributor the right to use its product or modify its product to avoid infringement. If Distributor provides such notice, Manufacturer will indemnify and hold Distributor harmless from any resulting costs or damages including reasonable attorney's fees.

5.2 Product Liability. At all times during the term of this Agreement and any renewals or extensions thereof, Manufacturer shall maintain adequate product liability insurance relating to its products, shall name Distributor as an additional named insured under such insurance policy, and shall provide Distributor with written evidence of such actions. In the event that Distributor receives a claim that its product exhibits a defect, Manufacturer will defend and/or settle such claims and indemnify and hold Distributor harmless for any costs or damages as a result of such claim.

5.3 Warranty. Manufacturer shall provide a warranty against defects for its products.

5.4 Indemnifications.

(a) Manufacturer agrees to defend, indemnify and hold the Distributor, its officers, directors, agents, employees, successors and assigns harmless against all claims, demands, losses, liability, damages or expenses of whatever form or nature, including actual attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur as a result of any acts or omissions of the Manufacturer or any of its directors, officers, agents, employees, successors or assigns, including, but not limited to, (i) breach of any of the provisions of this Agreement, (ii) negligence or other tortious conduct, (iii) violation by the Manufacturer (including any of its directors, officers, agents, employees, successors or assigns) of any applicable law, regulation or order, (iv) claims that Manufacturer's Products infringe upon the intellectual property of a third-party, or (v) all claims of liability, loss, costs, expenses, damages or injury to persons, property, reputation, or anything else, however caused, by any of Manufacturer's Products, whether or not defective. Distributor agrees to provide Manufacturer notice of any such third-party claim promptly after learning of such claim, whether or not any litigation or any other proceeding has been filed or served. Manufacturer shall have the right to control the defense and/or settlement of all such claims, in litigation or otherwise. Distributor shall be entitled to participate, at its own expense, in any dispute for which indemnity is sought with counsel of its own choosing.

(b) Distributor agrees to defend, indemnify and hold the Manufacturer, its officers, directors, agents, employees, successors and assigns harmless against all claims, demands, losses, liability, damages or expenses of whatever form or nature, including actual attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur as a result of any acts or omissions of the Distributor or any of its directors,

officers, agents, employees, successors or assigns, including, but not limited to, (i) breach of any of the provisions of this Agreement or (ii) negligent conduct. Distributor shall have the right to control the defense and/or settlement of all such claims, in litigation or otherwise. Manufacturer shall be entitled to participate, at its own expense, in any dispute for which indemnity is sought with counsel of its own choosing.

6. GENERAL

6.1 Notices. Any notice required or permitted to be given in accordance with this Agreement will be effective only in writing and sent by certified or registered mail, or insured courier, return receipt requested, to the appropriate Party at the address set forth below and with the appropriate postage affixed, or by facsimile or by e-mail. Either Party may change its address for receipt of notice to the other Party in accordance with this Section.

For Manufacturer:

One Media Partners, Inc.

608 S. Washington Street, Suite #207

Naperville, IL 60540 USA

rjwagner@onemediapartners.com or rjwagner@onemediatech.com

(f) 630-214-3508

For Distributor:

A.B. Distributing, Inc.

3170 North Kennicott Avenue

Arlington Heights, Illinois 60004 USA

barry@abdistributing.com

(f) 847-222-9877

6.2 Relationship. Nothing in this Agreement creates a partnership, joint venture or legal relationship of any kind that would impose liability upon one Party for the acts or failure to act of the other Party, or to authorize either Party to act as agent for the other. Except where expressly stated in this Agreement, neither Party shall have the authority to make representations, act in the name of, or on behalf of or otherwise bind the other.

6.3 Force Majeure. Manufacturer will not be liable for, or be considered to be in breach of or in default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any unforeseen circumstance, cause or condition beyond Manufacturer's reasonable control, so long as Manufacturer uses commercially reasonable efforts to avoid or remove such causes of non-performance.

6.4 Assignability. Neither Party may assign any of the rights, duties or obligations under this Agreement without the prior written consent of the other Party.

6.5 Governing Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Illinois, USA, without reference to its choice of law rules. The state and federal courts located in Cook County, Illinois shall have sole and exclusive jurisdiction over the Parties and any and all claims relating to or arising from this Agreement. Manufacturer and Distributor each hereby consent to personal jurisdiction in such courts.

6.6 Waiver. The waiver by either Party of any breach of any provision of this Agreement does not waive any other breach.

6.7 Severability. If any part of this Agreement is found to be illegal, unenforceable or invalid, the remaining portions of this Agreement will remain in full force and effect.

6.8 Headings and References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing and interpreting this Agreement.

6.9 No Goodwill. The Parties recognize that the creation of goodwill in the market is based upon the high quality of Manufacturer's Products and Distributor's marketing to its customers. No claim for goodwill may be made for loss of goodwill by either party.

6.10 Counterparts. This Agreement may be executed in any number of identical counterparts, notwithstanding that the Parties have not signed the same counterpart, with the same effect as if the Parties had signed the same document. All counterparts will be construed as and constitute the same agreement. This Agreement may also be executed and delivered by facsimile or e-mail, and such execution and delivery will have the same force and effect of an original document with original signatures.

6.11 Entire Agreement. This Agreement is the final and complete expression of the Agreement between the Parties regarding the resale of Manufacturer's products. This Agreement supersedes and governs all previous oral or written communications regarding these matters, all of which are completely merged into this Agreement.

6.12 Modification. This Agreement may only be changed by a written agreement signed by both Parties.

6.13 Corporate Authority. The individual signing below represents and warrants that he or she has the requisite power and authority to bind the Party on whose behalf they are signing and hereby binds such Party.

IN WITNESS WHEREOF, Manufacturer and Distributor have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

MANUFACTURER	DISTRIBUTOR
Name: Robert J. Wagner	Name: Barry Bakal
Title: President	Title: President
Signature: Robert J Wagner	Signature:
Date: October 24, 2012	Date: 10/24/12
Email: rjwagner@onemediapartners.com	Email: barry@abdistributing.com
Address: 13520 Oriental Street	Address: 3170 North Kennicott Avenue
Rockville, MD 20853	Arlington Heights, Illinois 60004 USA

<u>Exhibit A</u>

As used in the Agreement, the "Resellers" includes all resellers in the technology channel, including but not limited to:

1. CDW Corporation, its parent company (if any) and all companies under it
2. Insight Enterprises, Inc., its parent company (if any) and all companies under it
3. Systemax, Inc. its parent company (if any) and all companies under it
4. Zones, Inc., its parent company (if any) and all companies under it
5. MNJ Technologies Direct, Inc., its parent company (if any) and all companies under it
6. Paragon Micro, Inc., its parent company (if any) and all companies under it
7. Computer Nerds International, Inc., its parent company (if any) and all companies under it
8. B2B Computer Products LLC, its parent company (if any) and all companies under it
9. Chicago Micro, Inc., its parent company (if any) and all companies under it
10. OfficeNation, Inc., its parent company (if any) and all companies under it
11. PC Mall, Inc., its parent company (if any) and all companies under PC Mall, Inc.
12. PC Connection, Inc., its parent company (if any) and all companies under it
13. GTSI Corporation, its parent company (if any) and all companies under it
14. SHI International Corporation, its parent company (if any) and all companies under it
15. Directron.com, Inc., its parent company (if any) and all companies under it
16. Provantage LLC, its parent company (if any) and all companies under it
17. BBY Solutions, Inc., its parent company (if any) and all companies under it
18. ABT, Inc., its parent company (if any) and all companies under it
19. GHA Technologies, Inc., its parent company (if any) and all companies under it
20. Pomeroy IT Solutions, Inc., its parent company (if any) and all companies under it
21. Sayers, Inc., Sayers Finance Corporation, a parent company of either, or both (if any) and all companies under one or more of the parent companies
22. Gregg Appliances, Inc., its parent company (if any) and all companies under it
23. En Pointe Technologies Sales, Inc., its parent company (if any) and all companies under it

EXHIBIT B

PRICE LIST Q4 2012

Part #	Description	Quantity	Price	Freight
Android 7"B	Android 7" Single Camera Edition	1 - 9,999	$299.00	Included
		10,000+	$199.00	Included
Android 7"C	Android 7" Dual Camera Edition	1 - 9,999	$179.00	Included
		10,000+	$145.00	Included
Dual Boot	Dual Boot Tablet (Windows & Android)	1 - 9,999	$599.00	Included
		10,000+	$480.00	Included